Exhibit 10.10

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of August 12, 2013 (this “Agreement”), is among OCZ Technology Group, Inc., a Delaware corporation (the “Company”), one or more domestic subsidiaries of the Company signatory hereto (such subsidiaries, the “Guarantors” and together with the Company, the “Debtors”) and Collateral Agents, LLC, as collateral agent (the “Agent”) for the holders of the Company’s 9% Secured Convertible Debentures due one year following their issuance, in the original aggregate principal amount of $13,098,500 (collectively, the “Debentures”), their endorsees, transferees and assigns (collectively, the “Secured Parties”).

W I T N E S S E T H:

WHEREAS, pursuant to the Purchase Agreement (as defined in the Debentures), the Secured Parties have severally agreed to extend the loans to the Company evidenced by the Debentures;

WHEREAS, pursuant to a certain Subsidiary Guarantee, dated as of the date hereof (the “Guarantee”), the Guarantors have jointly and severally agreed to guarantee and act as surety for payment of such Debentures; and

WHEREAS, in order to induce the Secured Parties to extend the loans evidenced by the Debentures, each Debtor has agreed to execute and deliver to the Secured Parties this Agreement and to grant the to the Agent, for the benefit of the Secured Parties, a security interest in certain property of such Debtor to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Debentures and the Guarantors’ obligations under the Guarantee.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1. Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC (such as “account”, “chattel paper”, “commercial tort claim”, “deposit account”, “document”, “equipment”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “proceeds” and “supporting obligations”) shall have the respective meanings given such terms in Article 9 of the UCC.

(a) “CFC” means a controlled foreign corporation (as that term is defined in the U.S. Internal Revenue Code).

(b) “Collateral” means the following personal property of the Debtors, whether presently owned or existing or hereafter acquired or coming into existence,

wherever situated, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith, and all dividends, interest, cash, notes, securities, equity interest or other property at any time and from time to time acquired, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Securities (as defined below):

(i) All goods, including, without limitation, (A) all equipment and fixtures of every kind and nature and wherever situated, together with all documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with any Debtor’s businesses and all improvements thereto; and (B) all inventory;

(ii) All general intangibles, including, without limitation, all partnership interests, membership interests, stock or other securities, rights under any of the Organizational Documents, agreements related to the Pledged Securities, licenses, distribution and other agreements, computer software (whether “off-the-shelf”, licensed from any third party or developed by any Debtor), computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, Intellectual Property and income tax refunds;

(iii) All accounts;

(iv) All documents, letter-of-credit rights, instruments and chattel paper;

(v) All commercial tort claims;

(vi) All deposit accounts and all cash (whether or not deposited in such deposit accounts);

(vii) All investment property;

(viii) All supporting obligations; and

(ix) All files, records, books of account, business papers, and computer programs; and

(x) the products and proceeds of all of the foregoing Collateral set forth in clauses (i)-(ix) above.

Without limiting the generality of the foregoing, the “Collateral” shall include all investment property and general intangibles respecting ownership and/or other equity interests in each Guarantor, including, without limitation, the shares of capital stock and the other equity interests listed on Schedule H hereto (as the same may be modified from time to time pursuant to the terms hereof), and any other shares of capital stock and/or other equity interests of any other direct or indirect subsidiary of any Debtor obtained in the future, and, in each case, all certificates representing such shares and/or equity interests and, in each case, all rights, options, warrants, stock, other securities and/or equity interests that may hereafter be received, receivable or distributed in respect of, or exchanged for, any of the foregoing and all rights arising under or in connection with the Pledged Securities, including, but not limited to, all dividends, interest and cash.

Notwithstanding the foregoing, (i) nothing herein shall be deemed to constitute an assignment of or grant of a security interest in any asset which, in the event of an assignment or grant of a security interest, becomes void by operation of applicable law or the assignment of which or grant of a security in is otherwise prohibited by the terms of any contract, lease, permit or licenses or applicable law (in each case to the extent that any such term or applicable law is not overridden by Sections 9-406, 9-407 and/or 9-408 of the UCC or other similar applicable law); provided, however, that to the extent permitted by applicable law, this Agreement shall create a valid security interest in such asset and, to the extent permitted by applicable law, this Agreement shall create a valid security interest in the proceeds of such asset; (ii) the Collateral shall not include any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; and (iii) the Collateral shall include any equity interests of any subsidiary of the Company that is a CFC, other than any such subsidiary directly owned by the Company, and the Collateral shall not include any equity securities of any such subsidiary in excess of 65% of all classes of capital stock of such subsidiary.

(c) “Hercules” means Hercules Technology Growth Capital, Inc.

(d) “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (iv) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (v) all rights to obtain any reissues, renewals or extensions of the foregoing, (vi) all licenses for any of the foregoing, and (vii) all causes of action for infringement of the foregoing.

(e) “Majority in Interest” means, at any time of determination, the majority in interest (based on then-outstanding principal amounts of Debentures at the time of such determination) of the Secured Parties.

(f) “Necessary Endorsement” means undated stock powers endorsed in blank or other proper instruments of assignment duly executed and such other instruments or documents as the Agent (as that term is defined below) may reasonably request.

(g) “Obligations” means all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing to, of any Debtor to the Secured Parties, including, without limitation, all obligations under this Agreement, the Debentures, the Guarantee and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any of the Secured Parties as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time. Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation: (i) principal of, and interest on the Debentures and the loans extended pursuant thereto; (ii) any and all other fees, indemnities, costs, obligations and liabilities of the Debtors from time to time under or in connection with this Agreement, the Debentures, the Guarantee and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith; and (iii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Debtor.

(h) “Organizational Documents” means with respect to any Debtor, the documents by which such Debtor was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Debtor (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

(i) “Pledged Interests” shall have the meaning ascribed to such term in Section 4(i).

(j) “Pledged Securities” shall have the meaning ascribed to such term in Section 4(h).

(k) “Subordination Agreements” means the Subordination Agreements dated on or about the date hereof among Hercules, the Agent, each Secured Party and the Company.

(l) “UCC” means the Uniform Commercial Code of the State of New York and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time. It is the intent of the parties that defined terms in the UCC should be construed in their broadest sense so that the term “Collateral” will be construed in its broadest sense. Accordingly if there are, from time to time, changes to defined terms in the UCC that broaden the definitions, they are incorporated herein and if existing definitions in the UCC are broader than the amended definitions, the existing ones shall be controlling.

2. Grant of Security Interest in Collateral. As an inducement for the Secured Parties to extend the loans as evidenced by the Debentures and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, each Debtor hereby unconditionally and irrevocably pledges, grants and hypothecates to the Agent, for the benefit of the Secured Parties, a security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral (a “Security Interest” and, collectively, the “Security Interests”).

3. Delivery of Certain Collateral. Contemporaneously or prior to the execution of this Agreement, each Debtor shall deliver or cause to be delivered to the Agent (a) any and all certificates and other instruments representing or evidencing the Pledged Securities not previously pledged to Hercules, and (b) any and all certificates and other instruments or documents representing any of the other Collateral not previously delivered to Hercules, in each case, together with all Necessary Endorsements. The Debtors are, contemporaneously with the execution hereof, delivering to Agent, or have previously delivered to Agent, a true and correct copy of each Organizational Document governing any of the Pledged Securities.

4. Representations and Warranties of the Debtors. Except as set forth under the corresponding section of the disclosure schedules delivered to the Secured Parties concurrently herewith (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof, each Debtor represents and warrants to the Secured Parties as follows:

(a) Each Debtor has the requisite corporate, partnership, limited liability company or other power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by each Debtor of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of such Debtor and no further action is required by such Debtor. This Agreement has been duly executed by each Debtor. This Agreement constitutes the legal, valid and binding obligation of each Debtor, enforceable against each Debtor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.

(b) The Debtors have no place of business or offices where their respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule A attached hereto. Except as specifically set forth on Schedule A, each Debtor is the record owner of the real property where such Collateral is located, and there exist no mortgages or other liens on any such real property except for Permitted Liens (as defined in the Debentures). Except as disclosed on Schedule A, none of such Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor.

(c) Except for Permitted Liens (as defined in the Debentures) and except as set forth on Schedule B attached hereto, the Debtors are the sole owner of the Collateral (except for non-exclusive licenses granted by any Debtor in the ordinary course of business), free and clear of any liens, security interests, encumbrances, rights or claims, and are fully authorized to grant the Security Interests. Except as set forth on Schedule C attached hereto, there is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those that will be filed in favor of the Agent pursuant to this Agreement) covering or affecting any of the Collateral. Except as set forth on Schedule C attached hereto and except pursuant to this Agreement, as long as this Agreement shall be in effect, the Debtors shall not execute and shall not knowingly permit to be on file in any such office or agency any other financing statement or other document or instrument (except to the extent filed or recorded in favor of the Agent pursuant to the terms of this Agreement).

(d) No written claim has been received that any Collateral or any Debtor’s use of any Collateral violates the rights of any third party. There has been no adverse decision to any Debtor’s claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to any Debtor’s right to keep and maintain such Collateral in full force and effect, and there is no proceeding involving said rights pending or, to the best knowledge of any Debtor, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

(e) This Agreement creates in favor of the Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral, subject only to Permitted Liens (as defined in the Debentures) securing the payment and performance of the Obligations. Upon making the filings described in the immediately following paragraph, all security interests created hereunder in any Collateral which may be perfected by filing Uniform Commercial Code financing statements shall have been duly perfected.

(f) Each Debtor hereby authorizes the Agent to file one or more financing statements under the UCC, with respect to the Security Interests, with the proper filing and recording agencies in any jurisdiction deemed proper by it.

(g) The execution, delivery and performance of this Agreement by the Debtors does not (i) violate any of the provisions of any Organizational Documents of any Debtor or any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation applicable to any Debtor or (ii) subject to the Agent’s each Secured Party’s performance of its respective obligations under the Subordination Agreements, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any Debtor’s debt or otherwise) or other understanding to which any Debtor is a party or by which any property or asset of any Debtor is bound or affected. If any, all required consents (including, without limitation, from stockholders or creditors of any Debtor) necessary for any Debtor to enter into and perform its obligations hereunder have been obtained.

(h) The capital stock and other equity interests listed on Schedule H hereto (the “Pledged Securities”) represent (i) all of the capital stock and other equity interests of the Guarantors that are domestic subsidiaries, and represent all capital stock and other equity interests owned, directly or indirectly, of such Guarantors by the Company and (ii) 65% of the capital stock of the subsidiaries of the Company that are not U.S. subsidiaries. All of the Pledged Securities are validly issued, fully paid and nonassessable, and the Company is the legal and beneficial owner of the Pledged Securities, free and clear of any lien, security interest or other encumbrance except for the security interests created by this Agreement and other Permitted Liens (as defined in the Debentures).

(i) The ownership and other equity interests in partnerships and limited liability companies (if any) included in the Collateral (the “Pledged Interests”) by their express terms do not provide that they are securities governed by Article 8 of the UCC and are not held in a securities account or by any financial intermediary.

(j) All information heretofore, herein or hereafter supplied to the Secured Parties by or on behalf of any Debtor with respect to the Collateral is accurate and complete in all material respects as of the date furnished.

(k) Each Debtor was organized and remains organized solely under the laws of the state set forth next to such Debtor’s name in Schedule D attached hereto, which Schedule D sets forth each Debtor’s organizational identification number or, if any Debtor does not have one, states that one does not exist.

(l) (i) The actual name of each Debtor is the name set forth in Schedule D attached hereto; (ii) no Debtor has any trade names except as set forth on Schedule E attached hereto; (iii) no Debtor has used any name other than that stated in the preamble hereto or as set forth on Schedule E for the preceding five years; and (iv) no entity has merged into any Debtor or been acquired by any Debtor within the past five years except as set forth on Schedule E.

(m) Schedule F attached hereto lists all of the United States patents, patent applications, trademarks, trademark applications, registered copyrights, and domain names owned by any of the Debtors as of the date hereof. Schedule F lists all material licenses in favor of any Debtor for the use of any patents, trademarks, copyrights and domain names as of the date hereof. All material patents and trademarks of the Debtors have been duly recorded at the United States Patent and Trademark Office and all material copyrights of the Debtors have been duly recorded at the United States Copyright Office.

(n) Except as set forth on Schedule G attached hereto, none of the account debtors or other persons or entities obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or any similar federal, state or local statute or rule in respect of such Collateral.

5. Covenants and Agreements of the Debtors. Each Debtor covenants and agrees with the Secured Parties as follows:

(a) Each Debtor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule A attached hereto and may not relocate such books of account and records or tangible Collateral unless it delivers to the Agent at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interests to create in favor of the Agent a valid, perfected and continuing perfected first priority (subject to Permitted Liens) lien in the Collateral.

(b) Except for Permitted Liens (as defined in the Debentures), each Debtor shall at all times maintain the liens and Security Interests provided for hereunder as valid and perfected first priority (subject to Permitted Liens) liens and security interests in the

Collateral in favor of the Agent until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 15 hereof. Each Debtor hereby agrees to defend the same against the claims of any and all persons and entities. Each Debtor shall safeguard and protect all Collateral for the account of the Secured Parties. At the reasonable request of the Agent, each Debtor will sign and deliver to the Agent on behalf of the Secured Parties at any time or from time to time one or more financing statements pursuant to the UCC in form reasonably satisfactory to the Agent and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Agent to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, each Debtor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interests hereunder, and each Debtor shall obtain and furnish to the Agent from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interests hereunder.

(c) No Debtor will transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral (except for non-exclusive licenses granted by a Debtor in its ordinary course of business and sales of inventory or obsolete capital equipment by a Debtor in its ordinary course of business) without the prior written consent of a Majority in Interest.

(d) Each Debtor shall keep and preserve its equipment, inventory and other tangible Collateral in good condition, repair and order (ordinary wear and tear excepted) and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage.

(e) Each Debtor shall maintain with financially sound and reputable insurers, insurance with respect to the Collateral, including Collateral hereafter acquired, against loss or damage of the kinds and in the amounts customarily insured against by entities of established reputation having similar properties similarly situated and in such amounts as are customarily carried under similar circumstances by other such entities and otherwise as is prudent for entities engaged in similar businesses but in any event sufficient to cover the full replacement cost thereof. Each Debtor shall cause each insurance policy issued in connection herewith to provide, and the insurer issuing such policy to certify to the Agent, that (a) the Agent will be named as lender loss payee and additional insured under each such insurance policy; (b) if such insurance be proposed to be cancelled or materially changed for any reason whatsoever, such insurer will promptly notify the Agent and such cancellation or change shall not be effective as to the Agent for at least thirty (30) days after receipt by the Agent of such notice, unless the effect of such change is to extend or increase coverage under the policy; and (c) the Agent will have the right (but no obligation) at its election to remedy any default in the payment of premiums within thirty (30) days of notice from the insurer of such default. If no Event of Default (as defined in the Debentures) exists and if the proceeds arising out of any claim or series of related claims do not exceed $100,000, loss payments in each instance will be applied by the applicable Debtor to the repair and/or replacement of property with respect to which the loss was incurred to the extent reasonably feasible, and any loss payments or the balance thereof remaining, to the extent not so applied, shall be payable to the applicable Debtor; provided, however, that payments received by any Debtor after an Event of Default occurs and is continuing or in excess of $100,000 for any occurrence or series of related occurrences shall be paid to the Agent on behalf of the Secured Parties and, if received by such Debtor, shall be held in trust for the Secured Parties and immediately paid over to the Agent unless otherwise directed in writing by the Agent. Copies of such policies or the related certificates, in each case, naming the Agent as lender loss payee and additional insured shall be delivered to the Agent at least annually and at the time any new policy of insurance is issued.

(f) Each Debtor shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Parties promptly, in sufficient detail, of any material adverse change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Parties’ security interest, through the Agent, therein.

(g) Each Debtor shall promptly execute and deliver to the Agent such further deeds, mortgages, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as the Agent may from time to time reasonably request to perfect, protect or enforce the Agent’s security interest in the Collateral including, without limitation, if applicable, the execution and delivery of a separate security agreement with respect to each Debtor’s Intellectual Property (“Intellectual Property Security Agreement”) in which the Agent has been granted a security interest hereunder, substantially in a form reasonably acceptable to the Agent, which Intellectual Property Security Agreement, other than as stated therein, shall be subject to all of the terms and conditions hereof.

(h) Each Debtor shall permit the Agent and its representatives and agents to inspect the Collateral during normal business hours and upon reasonable prior notice, and to make copies of records pertaining to the Collateral as may be reasonably requested by the Agent from time to time.

(i) Each Debtor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(j) Each Debtor shall promptly notify the Agent in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by such Debtor that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Agent hereunder.

(k) The Debtors shall at all times preserve and keep in full force and effect their respective valid existence and good standing and any rights and franchises material to their business.

(l) No Debtor will change its name, type of organization, jurisdiction of organization, organizational identification number (if it has one), legal or corporate structure, or identity, or add any new fictitious name unless it provides at least 30 days prior written notice to the Agent of such change and, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue the perfection of the Security Interests granted and evidenced by this Agreement.

(m) Except in the ordinary course of business, no Debtor may consign any of its inventory or sell any of its inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale without the consent of the Agent which shall not be unreasonably withheld.

(n) No Debtor may relocate its chief executive office to a new location without providing 30 days prior written notification thereof to the Agent and so long as, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue the perfection of the Security Interests granted and evidenced by this Agreement.

(o) At any time and from time to time that any Collateral consists of instruments, certificated securities or other items that require or permit possession by the secured party to perfect the security interest created hereby, the applicable Debtor shall deliver such Collateral to the Agent.

(p) Each Debtor, in its capacity as issuer, hereby agrees to comply with any and all orders and instructions of Agent regarding the Pledged Interests consistent with the terms of this Agreement without the further consent of any Debtor as contemplated by Section 8-106 (or any successor section) of the UCC. Further, each Debtor agrees that it shall not enter into a similar agreement (or one that would confer “control” within the meaning of Article 8 of the UCC) with any other person or entity.

(q) Subject to the Subordination Agreements, each Debtor shall cause all tangible chattel paper constituting Collateral to be delivered to the Agent, or, if such delivery is not possible, then to cause such tangible chattel paper to contain a legend noting that it is subject to the security interest created by this Agreement. Subject to the Subordination Agreements, to the extent that any Collateral consists of electronic chattel paper, the applicable Debtor shall cause the underlying chattel paper to be “marked” within the meaning of Section 9-105 of the UCC (or successor section thereto).

(r) Subject to the Subordination Agreements, to the extent that any Collateral consists of letter-of-credit rights, the applicable Debtor shall cause the issuer of each underlying letter of credit to consent to an assignment of the proceeds thereof to the Agent.

(s) To the extent that any Collateral is in the possession of any third party other than Hercules, the applicable Debtor shall join with the Agent in notifying such third party of the Agent’s security interest in such Collateral and shall use its best efforts to obtain an acknowledgement and agreement from such third party with respect to the Collateral, in form and substance reasonably satisfactory to the Agent.

(t) If any Debtor shall at any time hold or acquire a commercial tort claim, such Debtor shall promptly notify the Agent in a writing signed by such Debtor of the particulars thereof and grant to the Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent.

(u) Each Debtor shall immediately provide written notice to the Agent of any and all accounts which arise out of contracts with any governmental authority and, to the extent necessary to perfect or continue the perfected status of the Security Interests in such accounts and proceeds thereof, shall execute and deliver to the Agent an assignment of claims for such accounts and cooperate with the Agent in taking any other steps required, in its judgment, under the Federal Assignment of Claims Act or any similar federal, state or local statute or rule to perfect or continue the perfected status of the Security Interests in such accounts and proceeds thereof.

(v) Each Debtor shall vote the Pledged Securities to comply with the covenants and agreements set forth herein and in the Debentures.

(w) Each Debtor shall register the pledge of the applicable Pledged Securities, if any, on the books of such Debtor.

(x) In the event that, upon an occurrence of an Event of Default, Agent shall sell all or any of the Pledged Securities to another party or parties (herein called the “Transferee”) or shall purchase or retain all or any of the Pledged Securities, each Debtor shall, to the extent applicable: (i) deliver to Agent or the Transferee, as the case may be, the articles of incorporation, bylaws, minute books, stock certificate books, corporate seals, deeds, leases, indentures, agreements, evidences of indebtedness, books of account, financial records and all other Organizational Documents and records of the Debtors and their direct and indirect subsidiaries; (ii) use its best efforts to obtain resignations of the persons then serving as officers and directors of the Debtors and their direct and indirect subsidiaries, if so requested; and (iii) use its best efforts to obtain any approvals that are required by any governmental or regulatory body in order to permit the sale of the Pledged Securities to the Transferee or the purchase or retention of the Pledged Securities by Agent and allow the Transferee or Agent to continue the business of the Debtors and their direct and indirect subsidiaries.

(y) Without limiting the generality of the other obligations of the Debtors hereunder, each Debtor shall promptly (i) cause to be registered at the United States Copyright Office all of its material copyrights, (ii) cause the security interest contemplated hereby with respect to all Intellectual Property registered at the United States Copyright Office or United States Patent and Trademark Office to be duly recorded at the applicable office, and (iii) give the Agent notice whenever it acquires (whether absolutely or by license) or creates any additional material Intellectual Property.

(z) Each Debtor will from time to time, at the joint and several expense of the Debtors, promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary or desirable, or as the Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Parties to exercise and enforce their rights and remedies hereunder and with respect to any Collateral or to otherwise carry out the purposes of this Agreement.

6. Effect of Pledge on Certain Rights. If any of the Collateral subject to this Agreement consists of nonvoting equity or ownership interests (regardless of class, designation, preference or rights) that may be converted into voting equity or ownership interests upon the occurrence of certain events (including, without limitation, upon the transfer of all or any of the other stock or assets of the issuer), it is agreed that the pledge of such equity or ownership interests pursuant to this Agreement or the enforcement of any of Agent’s rights hereunder shall not be deemed to be the type of event which would trigger such conversion rights notwithstanding any provisions in the Organizational Documents or agreements to which any Debtor is subject or to which any Debtor is party.

7. Defaults. The following events shall be “Events of Default”:

(a) The occurrence of an Event of Default (as defined in the Debentures) under the Debentures;

(b) Any representation or warranty of any Debtor in this Agreement shall prove to have been incorrect in any material respect when made;

(c) The failure by any Debtor to observe or perform any of its obligations hereunder for five (5) days after delivery to such Debtor of notice of such failure by or on behalf of a Secured Party unless such default is capable of cure but cannot be cured within such time frame and such Debtor is using best efforts to cure same in a timely fashion; or

(d) If any provision of this Agreement shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested by any Debtor, or a proceeding shall be commenced by any Debtor, or by any governmental authority having jurisdiction over any Debtor, seeking to establish the invalidity or unenforceability thereof, or any Debtor shall deny that any Debtor has any liability or obligation purported to be created under this Agreement.

8. Duty To Hold In Trust.

(a) Upon the occurrence and during the continuance of any Event of Default, upon the request of the Agent and subject to the Subordination Agreements, each Debtor shall, upon receipt of any revenue, income, dividend, interest or other sums subject to the Security Interests, whether payable pursuant to the Debentures or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Parties and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Parties, pro-rata in proportion to their respective then-currently outstanding principal amount of Debentures for application to the satisfaction of the Obligations (and if any Debenture is not outstanding, pro-rata in proportion to the initial purchases of the remaining Debentures).

(b) If any Debtor shall become entitled to receive or shall receive any securities or other property (including, without limitation, shares of Pledged Securities or instruments representing Pledged Securities acquired after the date hereof, or any options, warrants, rights or other similar property or certificates representing a dividend, or any distribution in connection with any recapitalization, reclassification or increase or reduction of capital, or issued in connection with any reorganization of such Debtor or any of its direct or indirect subsidiaries) in respect of the Pledged Securities (whether as an addition to, in substitution of, or in exchange for, such Pledged Securities or otherwise), such Debtor agrees to (i) accept the same as the agent of the Secured Parties; (ii) hold the same in trust on behalf of and for the benefit of the Secured Parties; and (iii) subject to the Subordination Agreements, to deliver any and all certificates or instruments evidencing the same to Agent on or before the close of business on the fifth business day following the receipt thereof by such Debtor, in the exact form received together with the Necessary Endorsements, to be held by Agent subject to the terms of this Agreement as Collateral.

9. Rights and Remedies Upon Default.

(a) Subject to the Subordination Agreements, upon the occurrence of any Event of Default and at any time thereafter while such Event of Default is continuing, the Secured Parties, acting through the Agent, shall have the right to exercise all of the remedies conferred hereunder and under the Debentures, and the Secured Parties shall have all the rights and remedies of a secured party under the UCC. Without limitation, the Agent, for the benefit of the Secured Parties, shall have the following rights and powers:

(i) The Agent shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and each Debtor shall assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Debtor’s premises or elsewhere, and make available to the Agent, without rent, all of such Debtor’s respective premises and facilities for the purpose of the Agent taking possession of, removing or putting the Collateral in saleable or disposable form.

(ii) Upon notice to the Debtors by Agent, all rights of each Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and all rights of each Debtor to receive the dividends and interest which it would otherwise be authorized to receive and retain, shall cease. Upon such notice, Agent shall have the right to receive, for the benefit of the Secured Parties, any interest, cash dividends or other payments on the Collateral and, at the option of Agent, to exercise in such Agent’s discretion all voting rights pertaining thereto. Without limiting the generality of the foregoing, Agent shall have the right (but not the obligation) to exercise all rights with respect to the Collateral as it were the sole and absolute owner thereof, including, without limitation, to vote and/or to exchange, at its sole discretion, any or all of the Collateral in connection with a merger, reorganization, consolidation, recapitalization or other readjustment concerning or involving the Collateral or any Debtor or any of its direct or indirect subsidiaries.

(iii) The Agent shall have the right to operate the business of each Debtor using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Agent may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to any Debtor or right of redemption of a Debtor, which are hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Collateral, the Agent, for the benefit of the Secured Parties, may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of any Debtor, which are hereby waived and released.

(iv) The Agent shall have the right (but not the obligation) to notify any account debtors and any obligors under instruments or accounts to make payments directly to the Agent, on behalf of the Secured Parties, and to enforce the Debtors’ rights against such account debtors and obligors.

(v) The Agent, for the benefit of the Secured Parties, may (but is not obligated to) direct any financial intermediary or any other person or entity holding any investment property to transfer the same to the Agent, on behalf of the Secured Parties, or its designee.

(vi) The Agent may (but is not obligated to) transfer any or all Intellectual Property registered in the name of any Debtor at the United States Patent and Trademark Office and/or Copyright Office into the name of the Secured Parties or any designee or any purchaser of any Collateral.

(b) The Agent shall comply with any applicable law in connection with a disposition of Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. The Agent may sell the Collateral without giving any warranties and may specifically disclaim such warranties. If the Agent sells any of the Collateral on credit, the Debtors will only be credited with payments actually made by the purchaser. In addition, each Debtor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Agent’s rights and remedies hereunder, including, without limitation, its right following an Event of Default that is continuing to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

(c) For the purpose of enabling the Agent to further exercise rights and remedies under this Section 9 or elsewhere provided by agreement or applicable law, each Debtor hereby grants to the Agent, for the benefit of the Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Debtor) to use, license or sublicense following an Event of Default, any Intellectual Property now owned or hereafter acquired by such Debtor (subject, in the case of trademarks, to sufficient rights to quality control and inspection in favor of such Debtor to avoid the risk of invalidation of such trademarks), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

10. Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder or from payments made on account of any insurance policy insuring any portion of the Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Agent in enforcing the Secured Parties’ rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations pro rata among the Secured Parties (based on then-outstanding principal amounts of Debentures at the time of any such determination), and to the payment of any other amounts required by applicable law, after which the Secured Parties shall pay to the applicable Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Debtors will be liable for the deficiency, together with interest thereon, at the rate of 15% per annum or the lesser amount permitted by applicable law (the “Default Rate”), and the reasonable fees of any attorneys employed by the Secured Parties to collect such deficiency. To the extent permitted by applicable law, each Debtor waives all claims, damages and demands against the Secured Parties arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the gross negligence or willful misconduct of the Secured Parties as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

11. Securities Law Provision. Each Debtor recognizes that Agent may be limited in its ability to effect a sale to the public of all or part of the Pledged Securities by reason of certain prohibitions in the Securities Act of 1933, as amended, or other federal or state securities laws (collectively, the “Securities Laws”), and may be compelled to resort to one or more sales to a restricted group of purchasers who may be required to agree to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof. Each

Debtor agrees that sales so made may be at prices and on terms less favorable than if the Pledged Securities were sold to the public, and that Agent has no obligation to delay the sale of any Pledged Securities for the period of time necessary to register the Pledged Securities for sale to the public under the Securities Laws.

12. Costs and Expenses. Each Debtor agrees to pay all reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Agent. The Debtors shall also pay all other claims and charges which in the reasonable opinion of the Agent is reasonably likely to prejudice, imperil or otherwise affect the Collateral or the Security Interests therein. The Debtors will also, upon demand, pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Agent, for the benefit of the Secured Parties, may incur in connection with the creation, perfection, protection, satisfaction, foreclosure, collection or enforcement of the Security Interest and the preparation, administration, continuance, amendment or enforcement of this Agreement and pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Agent, for the benefit of the Secured Parties, and the Secured Parties may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Parties under the Debentures. Until so paid, any fees payable hereunder shall be added to the principal amount of the Debentures and shall bear interest at the Default Rate.

13. Responsibility for Collateral. The Debtors assume all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason. Without limiting the generality of the foregoing, (a) neither the Agent nor any Secured Party (i) has any duty (either before or after an Event of Default) to collect any amounts in respect of the Collateral or to preserve any rights relating to the Collateral, or (ii) has any obligation to clean-up or otherwise prepare the Collateral for sale, and (b) each Debtor shall remain obligated and liable under each contract or agreement included in the Collateral to be observed or performed by such Debtor thereunder. Neither the Agent nor any Secured Party shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Agent or any Secured Party of any payment relating to any of the Collateral, nor shall the Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Agent or any Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Agent or to which the Agent or any Secured Party may be entitled at any time or times.

14. Security Interests Absolute. Each Debtor waives all right to require the Secured Parties to marshal assets. Each Debtor waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

15. Term of Agreement. This Agreement and the Security Interests shall terminate on the date on which all payments under the Debentures have been indefeasibly paid in full and all other Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid or discharged; provided, however, that all indemnities of the Debtors contained in this Agreement (including, without limitation, Annex A hereto) shall survive and remain operative and in full force and effect regardless of the termination of this Agreement.

16. Power of Attorney; Further Assurances.

(a) Each Debtor authorizes the Agent, and does hereby make, constitute and appoint the Agent and its officers, agents, successors or assigns with full power of substitution, as such Debtor’s true and lawful attorney-in-fact, with power, in the name of the Agent or such Debtor, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any note, checks, drafts, money orders or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Agent; (ii) to sign and endorse any financing statement pursuant to the UCC or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; (v) to transfer any Intellectual Property or provide licenses respecting any Intellectual Property; and (vi) generally, at the option of the Agent, and at the expense of the Debtors, at any time, or from time to time, to execute and deliver any and all documents and instruments and to do all acts and things which the Agent deems necessary to protect, preserve and realize upon the Collateral and the Security Interests granted therein in order to effect the intent of this Agreement and the Debentures all as fully and effectually as the Debtors might or could do; and each Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding. The designation set forth herein shall be deemed to amend and supersede any inconsistent provision in the Organizational Documents or other documents or agreements to which any Debtor is subject or to which any Debtor is a party. Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, each Secured Party is specifically authorized to execute and file any applications for or instruments of transfer and assignment of any patents, trademarks, copyrights or other Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office.

(b) On a continuing basis, each Debtor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule C attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Agent, to perfect the Security Interests granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Agent the grant or perfection of a perfected security interest in all the Collateral under the UCC.

(c) Each Debtor hereby irrevocably appoints the Agent as such Debtor’s attorney-in-fact, with full authority in the place and instead of such Debtor and in the name of such Debtor, from time to time in the Agent’s discretion, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Debtor where permitted by law, which financing statements may (but need not) describe the Collateral as “all assets” or “all personal property” or words of like import, and ratifies all such actions taken by the Agent. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

17. Notices. All notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Purchase Agreement (as such term is defined in the Debentures).

18. Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Agent shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Parties’ rights and remedies hereunder.

19. Appointment of Agent. The Secured Parties hereby appoint Collateral Agents LLC to act as Agent for purposes of exercising any and all rights and remedies of the Secured Parties hereunder. Such appointment shall continue until revoked in writing by a Majority in Interest, at which time a Majority in Interest shall appoint a new Agent. The Agent shall have the rights, responsibilities and immunities set forth in the Collateral Agent Agreement attached as Annex A hereto.

20. Miscellaneous.

(a) No course of dealing between the Debtors and the Secured Parties, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Parties, any right, power or privilege hereunder or under the Debentures shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) All of the rights and remedies of the Secured Parties with respect to the Collateral, whether established hereby or by the Debentures or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(c) This Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the exhibits and schedules hereto. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Debtors and the Secured Parties holding a Majority-In-Interest, or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.

(d) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(e) No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(f) This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company and the Guarantors may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Secured Party (other than by merger). Any Secured Party may assign any or all of its rights under this Agreement to any Person (as defined in the Purchase Agreement) to whom such Secured Party assigns or transfers any Obligations, provided such transferee agrees in writing to be bound, with respect to the transferred Obligations, by the provisions of this Agreement that apply to the “Secured Parties.”

(g) Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

(h) Except to the extent mandatorily governed by the jurisdiction or situs where the Collateral is located, all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Except to the extent mandatorily governed by the jurisdiction or situs where the Collateral is located, each Debtor agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and the Debentures (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Except to the extent mandatorily governed by the jurisdiction or situs where the Collateral is located, each Debtor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(i) This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(j) All Debtors shall jointly and severally be liable for the obligations of each Debtor to the Secured Parties hereunder.

(k) Each Debtor shall indemnify, reimburse and hold harmless the Agent and the Secured Parties and their respective partners, members, shareholders, officers, directors, employees and agents (and any other persons with other titles that have similar functions) (collectively, “Indemnitees”) from and against any and all losses, claims, liabilities, damages, penalties, suits, costs and expenses, of any kind or nature, (including fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against such Indemnitee in any way related to or arising from or alleged to arise from this Agreement or the Collateral, except any such losses, claims, liabilities, damages, penalties, suits, costs and expenses which result from the gross negligence or willful misconduct of the Indemnitee as determined by a final, nonappealable decision of a court of competent jurisdiction. This indemnification provision is in addition to, and not in limitation of, any other indemnification provision in the Debentures, the Purchase Agreement (as such term is defined in the Debentures) or any other agreement, instrument or other document executed or delivered in connection herewith or therewith.

(l) Nothing in this Agreement shall be construed to subject Agent or any Secured Party to liability as a partner in any Debtor or any if its direct or indirect subsidiaries that is a partnership or as a member in any Debtor or any of its direct or indirect subsidiaries that is a limited liability company, nor shall Agent or any Secured Party be deemed to have assumed any obligations under any partnership agreement or limited liability company agreement, as applicable, of any such Debtor or any of its direct or indirect subsidiaries or otherwise, unless and until any such Secured Party exercises its right to be substituted for such Debtor as a partner or member, as applicable, pursuant hereto.

(m) To the extent that the grant of the security interest in the Collateral and the enforcement of the terms hereof require the consent, approval or action of any partner or member, as applicable, of any Debtor or any direct or indirect subsidiary of any Debtor or compliance with any provisions of any of the Organizational Documents, the Debtors hereby grant such consent and approval and waive any such noncompliance with the terms of said documents.

(n) Upon any disposition of property permitted by the Debentures, the Security Interest granted herein shall be deemed to be automatically released as to such property and such property shall automatically revert to the applicable Debtor with no further action on the part of any person or entity. The Agent shall, at the applicable Debtor’s expense, execute and deliver or otherwise authorize the filing of such documents as such Debtor shall reasonably request, in form and substance reasonably satisfactory to the Agent, including financing statement amendments to evidence such release.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

COMPANY:
OCZ TECHNOLOGY GROUP, INC.

By:	/s/ Ralph Schmitt
Name: Ralph Schmitt
Title: President and CEO
Address: 6373 San Ignacio Avenue San Jose, California 95119
Facsimile:
GUARANTORS: SANRAD, INC.

By:	/s/ Rafael Torres
Name: Rafael Torres
Title: Treasurer
Address: 6373 San Ignacio Avenue San Jose, California 95119
Facsimile:

[SIGNATURE PAGE OF HOLDERS FOLLOWS] [consider deleting holder signatures as unnecessary]

[SIGNATURE PAGE OF HOLDERS TO OCZ SA]

Name of Investing Entity:

Signature of Authorized Signatory of Investing entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

Collateral Agent:

COLLATERAL AGENTS, LLC

By:
Name:
Title:

SCHEDULES ATTACHED

ANNEX A

to

SECURITY

AGREEMENT

SEE SEPARATE COLLATERAL AGENT AGREEMENT

SCHEDULE A

Principal Place of Business of Debtors:

OCZ Technology Group, Inc.

6373 San Ignacio Avenue, San Jose, CA 95119

Sanrad, Inc.

6373 San Ignacio Ave, San Jose, CA 95119

Locations Where Collateral is Located or Stored:

Locations where the Debtors own, lease, or occupy any real property:

6373 San Ignacio Avenue, San Jose, CA 95119

No. 1 Gaoxia Road, Zhongli City, Taoyuan County, Taiwan (ROC)

16F-3 No 700 Chung Cheng Road Chung Ho City, Taipei County Taiwan 235

Coeneccoop 89B Waddinxveen 2741 PH, Netherlands

Location of warehousemen, bailees, or other third parties who have possession of any of the Debtors’ inventory or equipment:

Base Logistics	Dalonstraat 3335 L.R. Zwiindrecht, Netherlands (note: outside bonded warehouse function that we have used for years since we only have a small office)

SCHEDULE B

EXISTING LIENS

Lien in favor of Wells Fargo Capital Finance, LLC on deposits as cash collateral pursuant to the Pay-Off Letter dated as of March 8, 2013, among Wells Fargo Capital Finance, LLC, OCZ Technology Group, Inc. and Sanrad Inc.

Lien in favor Solid State Storage Solutions Inc. three of its patents pursuant to the SSD Patent Settlement and License Agreement dated as of January 5, 2013 between Solid State Storage Solutions Inc. and OCZ Technology Group, Inc.

Liens in favor of Hercules Technology Growth Capital, Inc. on all assets of the Debtors pursuant to the Loan Agreement dated as if March 11, 2013 among Hercules Technology Growth Capital, Inc., OCZ Technology Group, Inc. and Sanrad Inc.

SCHEDULE C

EXISTING FILINGS

Patent and Trademark Office filings in favor Solid State Storage Solutions Inc. on: US Patent No. 6,374,389; US Patent No. 8,083,536; and US Patent No. 8,145,977 pursuant to the SSD Patent Settlement and License Agreement dated as of January 5, 2013 between Solid State Storage Solutions Inc. and OCZ Technology Group, Inc.

Financing statements in favor of Hercules Technology Growth Capital, Inc. on all assets of the Debtors pursuant to the Loan Agreement dated as if March 11, 2013 among Hercules Technology Growth Capital, Inc., OCZ Technology Group, Inc. and Sanrad Inc.

SCHEDULE D

Legal Names and Organizational Identification Numbers

Entity	Jurisdiction of Organization (and form)	Organizational Identification Number
1. OCZ Technology Group, Inc.	Delaware corporation	3898741
2. Sanrad, Inc.	Delaware corporation	3210943

SCHEDULE E

Names; Mergers and Acquisitions

Trade Names:

Debtor	Trade Name
OCZ Technology Group, Inc.	PC Power & Cooling

Name Changes:

None.

Mergers & Acquisitions

OCZ Technology Group, Inc.

Solid Data Systems	Asset Acquisition	November, 2010
Indilinx, Ltd.	Acquisition of Company	March, 2011
PLX Technology	Asset Acquisition – Eng Team & IP	October, 2011
Sanrad, Inc.	Acquisition of Company	January, 2012

SCHEDULE F

Intellectual Property

Patents :

See attached excel spreadsheet

Patent Applications :

See attached excel spreadsheet

Trademarks :

OCZ Technology Group, Inc. — United States Trademarks

Mark	Registration No.	Registration Date
SUPERSCALE	4,119,820	3/27/2012
INTREPID	4,105,681	2/28/2012
DENEVA	4,099,159	2/14/2012
SILENCER	3,352,055	12/11/2007
PC POWER AND COOLING	3,859,399	10/12/2010
HYPERSONIC	3,417,286	4/29/2008
OCZ	2,810,218	2/3/2004
	1,778,764	6/29/1993
	1,755,030	3/2/1993
VELODRIVE	4,099,161	2/14/2012
TALOS	4,099,160	2/14/2012
	4249091	11/27/2012

Mark	Registration No.	Registration Date
INDILINX INFUSED	4249090	11/27/2012
	4150238	5/29/2012
	4150140	5/29/2012
INDILINX	4201127	9/4/2012
	4201238	9/4/2012
	4139254	5/08/2012
	4139249	5/8/2012

Trademark Applications :

OCZ Technology Group, Inc. — United States Trademark Applications

Mark	Application No.	Filing Date
VERITESSE	85/457,269	10/26/2011

Domain Names :

None

License Agreements:

OCZ Technology Group, Inc.

1.	Open-Silicon Inc., ASIC Design and Production Agreement dated as of December 15, 2011 between OCZ Technology Group, Inc. and Open-Silicon, Inc.

2.	Marvell Limited Use License Agreement dated as of November 8, 2011 between Marvell International LTD. and OCZ Technology Group, Inc.

3.	Non-Exclusive Technology License Agreement dated as of October 21, 2011 among PLX Technology, Ltd., OCZ Technology Group, Inc. and OCZ Technology, Limited.

SCHEDULE G

Account Debtors

NONE

SCHEDULE H

Pledged Securities

Current Legal Entities Owned	Record Owner	No. Shares Authorized	No. Shares Owned	No. Shares Pledged	Certificate Nos.
Sanrad Inc.	OCZ Technology Group, Inc.	100	100	100	2
OCZ Israel Ltd.	Sanrad Inc.	10,391,000	10,391,000	65%	Not certificated
OCZ Canada, Inc.	OCZ Technology Group, Inc.	100	100	65	C-2
Indilinx Co, Ltd.	OCZ Technology Group, Inc.	4,405,667	4,405,667	2,863,683	C-002
OCZ Technology, Limited	OCZ Technology Group, Inc.	1	1	65	1

Country	Patent #	Title1
US	6,035,384	Solid state disk drive address generator with multiplier circuit
US	6,374,389	Method for correcting single bit hard errors
US	7,155,633	Exchange server method and system
US	7,301,846	Method and Apparatus for Increasing Computer Memory Performance
US	7,310,240	Method for Increasing Stability of System Memory through Enhanced Quality of Supply Power
US	7,433,994	On-Device Data Compression to Increase Speed of Flash Memory-Based Mass StorgeDevices
US	7,460,672	Method for Securing Data Storage in a Storage Area Network
US	7,464,156	Load balancing method for exchanging data between multiple hosts and storage entities in IP Based Storage Area Network
US	7,542,305	Memory Module Having On-Package or On-Module Termination
US	7,584,341	Method for Defragmenting of virtual volumes in a storage area network (SAN)
US	7,738,252	Method and Apparatus for Improved Thermal Management of Computer Memory Modules
US	7,876,564	Method and Apparatus for Cooling Computer Memory
US	7,983,860	Method and System for Monitoring Power Consumpiton of a Computer Component
US	8,083,536	Connector Assembly and Method for SATA Drives
US	8,145,977	Methods and Apparatus for Providing Error Correction to Unwritten Pages and for Identifying Unwritten Pages in Flash Memory
US	8,151,030	Method of increasing DDR memory bandwidth in DDR SDRAM modules
US	8,164,935	Memory Modules and Methods for Modifying Memory Subsystem Performance
US	8,310,836	Mass Storage Device for a Computer System and Method Therefor
US	8,312,444	Method for Optimizing Memory Modules for User-Specific Environments
US	8,331,123	High Performance Solid-State Drives and Methods Therefore
US	8,335,099	Optical Memory Device and Method Therefor
US	8,370,720	Mass Storage Device and Method for Offline Background Scrubbing of Solid-State Memory Devices
US	8,375,162	Method and Apparatus for Reducing Write Cycles in NAND-Based Flash Memory Devices
US	8,464,106	Computer System with Backup Function and Method Therefor
US	8,446,729	Modular Mass Storage System and Method Therefor
US	8,463,979	Non-volatile storage devices, methods of addressing and control logic therefor

Country	Application#	Title1
US	12/496,685	On-Device Data Compression for Non-Volatile Memory-Based Mass Storage Devices
US	12/810,984	Read Enable Signal Adjusting Flash Memory Device and Read Control Method of Flash Memory Device
US	12/811,001	Flash Memory Device and Flash Memory Programming Method Equalizing Wear-Level
US	12/815,661	Hierarchically Structured Mass Storage Device and Method
US	12/835,817	Method and Apparatus to Increasing File Copy Performance on Solid State Mass Storage Devices
US	12/859,557	Methods, Systems and Devices for Increasing Data Retention on Solid-State Mass Storage Devices
US	12/862,176	NAND Flash-Based Storage Device With Built-In Test-Ahead for Failure Anticipation
US	12/876,937	Large Capacity Solid-StAtE Storage Devices and Methods Therefor
US	12/886,796	Central Processing Unit and Method for Workload Dependent Optimization Thereof
US	12/900,596	Computer System and Processing Method of Utilizing Graphics Processing Unit with ECC and Non-ECC Memory Switching Capability
US	12/903,260	Modular Mass Storage Devices and Methods of Using
US	12/917,641	Mass Storage Device and Method of Accessing Memory Devices Thereof
US	12/943,192	Mass Storage Device with Solid-State Memory Components Capable of Increased Endurance
US	12/945,100	Method for Restoring and Maintaining Solid-State Drive Performance

US	12/960,626	RAID Storage Systems Having Arrays of Solid-State Drives and Methods of Operation
US	12/986,564	Solid State Mass Storage Devce and Method for Failure Anticipation
US	13/032,805	Methods and Systems Utilizing Nonvolatile Memory in a Computer System Main Memory
US	13/058,314	Device and Method of Controlling a Flash Memory
US	13/088,450	Flash Memory Device and Method of Operation
US	13/103,270	NAND Flash Based Storage Device and Methods of Using
US	13/115,716	Solid State Drive with Low Write Amplification
US	13/128,981	Controller for Solid State Disk which controls access to Memory Bank
US	13/142,605	Memory Controller and Memory Mangement Method
US	13/146,427	Controller for Solid State Disk, which controls Simultaneous Switching of Pads
US	13/147,403	Memory Device, Memory Management Device, and Memory Management Method
US	13/148,115	Programming Method and Device for a Buffer Cache in a Solid-State Disk System
US	13/153694	Read Cache Device and Methods Thereof for Accelerating Access to Data in a Storage Network
US	13/159,557	Apparatus for Optimizing Supply Power of a Comupter Component and Methods Therefor
US	13/177,839	Memory System and method for generating and transferring parity information
US	13/185,689	Solid-State Memory Based Storage Device with Low Error Rate
US	13/201,362	Storage system using high speed storage device as cache
US	13/205,300	PCIe Bus Extension System, Method and Interfaces Therefor
US	13/211,760	Mass Storage System and Method Using Hard Disk and Solid-State Media
US	13/251,491	Non-Volatile Memory-Based Mass Storage Device and Methods for Writing Data Thereto
US	13/257,185	Apparatus and Method for Managing a Dram Buffer
US	13/257,458	SSD Controller, and Method for Operating an SSD Controller
US	13/264,275	Cache and Disk Management Method, and a Controller Using the Method
US	13/280,597	Page-Buffer Management of Non-Volatile Memory-Based Mass Storage Devices
US	13/311,723	Mass Storage Systems and Methods Using Solid-State Storage Media
US	13/337,482	Methods, Storage Devices, and Sytems for Promoting the Endurance of Non-Volatile Solid-State Memory Components
US	13/339,413	Mounting Structure and Method for Dissipating Heat from a Computer Expansion Card
US	13/368,878	Solid State Memory-Based Storage Device Using Optical Input/Output Links
US	13/405,350	System And Method For Increasing DDR Memory Bandwidth In DDR SDRAM Modules
US	13/519,724	Controller for detecting and correcting an error without buffer and method for controlling the same
US	13/551,914	Power Supply for a Computer System Having Customizeable Cable Extensions
US	13/558,830	Non-Volatile Solid State Memory-Based Mass Storage Device and Methods Thereof
US	13/586,979	Mass Storage Device for a Computer System and Method Therefor
US	13/666,305	Methods and Apparatus for Providing Hypervisor-Level Acceleration and Virtualization Services
US	13/669,727	Integrated Storage/Processing Devices, Systems and Methods for Performing Big Data Analytics
US	13/677,900	Solid State Mass Storage Device and Methods of Operation
US	13/678,192	NAND Flash Based Storage Device and Methods of Using
US	13/758,346	Apparatus, Methods and Architecture to Increase Write Performance and Endurance of Non-Volatile Solid State Memory Components
US	13/775,916	Graphene Based Memory Devices and Methods Therefor
US	61/771,432	System and Method For The efficient Polling of a Status
US	61/771,440	System and Method For Limiting Inrush Current in Solid State Devices

COLLATERAL AGENT AGREEMENT

COLLATERAL AGENT AGREEMENT (this “Agreement”) dated as of August 9, 2013, among Collateral Agents, LLC (the “Collateral Agent”), and the parties identified on Schedule A hereto (each, individually, a “Lender” and collectively, the “Lenders”), who hold or will acquire 9% Senior Secured Convertible Debentures issued or to be issued by OCZ Technology Group, Inc. (“Borrower”), at or about the date of this Agreement as described in the Security Agreement referred to in Section 1(a) below (collectively herein the “Notes”).

WHEREAS, the Lenders have made, are making and will be making loans to Borrower to be secured by certain collateral; and

WHEREAS, it is desirable to provide for the orderly administration of such collateral by requiring each Lender to appoint the Collateral Agent, and the Collateral Agent has agreed to accept such appointment and to receive, hold and deliver such collateral, all upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, it is desirable to allocate the enforcement of certain rights of the Lenders under the Notes for the orderly administration thereof.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

1. Collateral.

(a) Contemporaneously with the execution and delivery of this Agreement by the Collateral Agent and the Lenders, (i) the Collateral Agent has or will have entered into a Security Agreement (“Security Agreement”) among the Collateral Agent, Borrower and Lenders, regarding the grant of a security interest in the Collateral to the Collateral Agent, for the benefit of the Lenders, and an Intellectual Property Security Agreement as contemplated by the Security Agreement, and (ii) Borrower is issuing the Notes to the Lenders pursuant to a “Securities Purchase Agreement” dated at or about the date of this Agreement. Collectively, the Security Agreement, the Intellectual Property Security Agreement, the Notes and Securities Purchase Agreement, and other agreements referred to therein are referred to herein as “Borrower Documents.”

(b) The Collateral Agent hereby acknowledges that any Collateral held by the Collateral Agent is held for the benefit of the Lenders in accordance with this Agreement and the Borrower Documents. No reference to the Borrower Documents or any other instrument or document shall be deemed to incorporate any term or provision thereof into this Agreement unless expressly so provided.

(c) The Collateral Agent is to distribute in accordance with the Borrower Documents any proceeds received from the Collateral which are distributable to the Lenders in proportion to their respective interests in the Obligations as defined in the Security Agreement.

2. Appointment of the Collateral Agent.

The Lenders hereby appoint the Collateral Agent (and the Collateral Agent hereby accepts such appointment) to take any action including, without limitation, the registration of any Collateral in the name of the Collateral Agent or its nominees prior to or during the continuance of an Event of Default (as defined in the Borrower Documents), the exercise of voting rights upon the occurrence and during the

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continuance of an Event of Default, the application of any cash collateral received by the Collateral Agent to the payment of the Obligations, the making of any demand under the Borrower Documents, the exercise of any remedies given to the Collateral Agent pursuant to the Borrower Documents and the exercise of any authority pursuant to the appointment of the Collateral Agent as an attorney-in-fact pursuant to the Security Agreement that the Collateral Agent deems necessary or proper for the administration of the Collateral pursuant to the Security Agreement. Upon disposition of the Collateral in accordance with the Borrower Documents, the Collateral Agent shall promptly distribute any cash or Collateral in accordance with Section 10 of the Security Agreement. Borrower and Lenders must notify Collateral Agent in writing of the issuance of Notes to Lenders by Borrower. The Collateral Agent will not be required to act hereunder in connection with Notes the issuance of which was not disclosed in writing to the Collateral Agent nor will the Collateral Agent be required to act on behalf of any assignee of Notes without the written consent of Collateral Agent.

3. Action by the Majority in Interest.

(a) Certain Actions. Each of the Lenders covenants and agrees that only a Majority in Interest shall have the right, but not the obligation, to undertake the following actions (it being expressly understood that less than a Majority in Interest hereby expressly waive the following rights that they may otherwise have under the Borrower Documents):

(i) Acceleration. If an Event of Default occurs, after the applicable cure period, if any, a Majority in Interest may, on behalf of all the Lenders, instruct the Collateral Agent to provide to Borrower notice to cure such default and/or declare the unpaid principal amount of the Notes to be due and payable, together with any and all accrued interest thereon and all costs payable pursuant to such Notes;

(ii) Enforcement. Upon the occurrence of any Event of Default after the applicable cure period, if any, a Majority in Interest may instruct the Collateral Agent to proceed to protect, exercise and enforce, on behalf of all the Lenders, their rights and remedies under the Borrower Documents against Borrower, and such other rights and remedies as are provided by law or equity; and

(iii) Waiver of Past Defaults. A Majority in Interest may instruct the Collateral Agent to waive any Event of Default by written notice to Borrower, and the other Lenders, but not waive damages accrued or accruing until the effective date of such waiver.

(b) Permitted Subordination and Release. A Majority in Interest may instruct the Collateral Agent to agree to release in whole or in part or to subordinate any Collateral to any claim or other actual or proposed security interest and may enter into any agreement with Borrower to evidence such subordination; provided, however, that subsequent to any such release or subordination, each Note shall remain pari passu with the other Notes held by the Lenders.

(c) Further Actions. A Majority in Interest may instruct the Collateral Agent to take any action that it may take under this Agreement by instructing the Collateral Agent in writing to take such action on behalf of all the Lenders.

(d) Majority in Interest. For so long as any obligations remain outstanding on the Notes, Majority in Interest for the purposes of this Agreement and the Borrower Documents shall mean Lenders who hold not less than a majority of the outstanding principal amount of the Notes.

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4. Power of Attorney.

(a) To effectuate the terms and provisions hereof, the Lenders hereby appoint the Collateral Agent as their attorney-in-fact (and the Collateral Agent hereby accepts such appointment) for the purpose of carrying out the provisions of this Agreement including, without limitation, taking any action on behalf of, or at the instruction of, the Majority in Interest at the written direction of the Majority in Interest and executing any consent authorized pursuant to this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable (and lawful) to accomplish the purposes hereof.

(b) All acts done under the foregoing authorization are hereby ratified and approved and neither the Collateral Agent nor any designee nor agent thereof shall be liable for any acts of commission or omission, for any error of judgment, for any mistake of fact or law except for acts of gross negligence or willful misconduct.

(c) This power of attorney, being coupled with an interest, is irrevocable while this Agreement remains in effect.

5. Expenses of the Collateral Agent. The Lenders shall pay any and all reasonable costs and expenses incurred by the Collateral Agent, including, without limitation, reasonable costs and expenses relating to all waivers, releases, discharges, satisfactions, modifications and amendments of this Agreement, the administration and holding of the Collateral, insurance expenses, and the enforcement, protection and adjudication of the parties’ rights hereunder by the Collateral Agent, including, without limitation, the reasonable disbursements, expenses and fees of the attorneys the Collateral Agent may retain, if any, each of the foregoing in proportion to their holdings of the Notes.

6. Reliance on Documents and Experts. The Collateral Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or communication (which may be by telegram, cable, telex, telecopier, or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of its own legal counsel, independent public accountants and other experts selected by the Collateral Agent.

7. Duties of the Collateral Agent; Standard of Care.

(a) The Collateral Agent’s only duties are those expressly set forth in this Agreement, and the Collateral Agent hereby is authorized to perform those duties in accordance with commercially reasonable practices. The Collateral Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Agreement and applicable law or perform any of its duties under this Agreement by or through its officers, employees, attorneys, or agents. Independently and without reliance upon the Collateral Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its subsidiaries in connection with such Lender’s investment in the Borrower, the creation and continuance of the Obligations, the transactions contemplated by the Borrower Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Borrower and its subsidiaries, and of the value of the Collateral from time to time, and the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter. The Collateral Agent shall not be responsible to the Borrower or any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or any other Borrower Document, or for the financial condition of the Borrower or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Borrower Document, or the financial condition of the Borrower, or the value of any of the Collateral, or the

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existence or possible existence of any default or Event of Default under the Agreement, the Notes or any of the other Borrower Documents. Without limiting the foregoing, (a) no Lender shall have any right of action whatsoever against the Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or any other Borrower Document, and the Borrower shall have no right to question or challenge the authority of, or the instructions given to, the Collateral Agent pursuant to the foregoing and (b) the Collateral Agent shall not be required to take any action which the Collateral Agent believes (i) could reasonably be expected to expose it to personal liability or (ii) is contrary to this Agreement, the Borrower Documents or applicable law. Anything to the contrary notwithstanding, the Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.

(b) The Collateral Agent shall act in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

(c) Any funds held by the Collateral Agent hereunder need not be segregated from other funds except to the extent required by law. The Collateral Agent shall be under no liability for interest on any funds received by it hereunder.

(d) Collateral Agent may generally engage in any kind of business with any of the parties hereto or any subsidiary or affiliate thereof as if it had not entered into this Agreement. Collateral Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) may now or hereafter be engaged in one or more transactions with any party hereto or may act as trustee, agent or representative of any party hereto, or otherwise be engaged in other transactions with such parties (collectively, the “Other Activities”). Without limiting the forgoing, Collateral Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) shall not be responsible to account to any party hereto for such other activities.

8. Resignation. The Collateral Agent may resign and be discharged of its duties hereunder at any time by giving written notice of such resignation to the other parties hereto, stating the date such resignation is to take effect. Within five (5) days of the giving of such notice, a successor collateral agent shall be appointed by the Majority in Interest; provided, however, that if the Lenders are unable so to agree upon a successor within such time period, and notify the Collateral Agent during such period of the identity of the successor collateral agent, the successor collateral agent may be a person designated by the Collateral Agent, and any and all fees of such successor collateral agent shall be the joint and several obligation of the Lenders. The Collateral Agent shall continue to serve until the effective date of the resignation or until its successor accepts the appointment and receives the Collateral held by the Collateral Agent but shall not be obligated to take any action hereunder. The Collateral Agent may deposit any Collateral with the Supreme Court of the State of New York for New York County or any such other court in New York State that accepts such Collateral.

9. Exculpation. The Collateral Agent and its members, officers, employees, attorneys and agents, shall not incur any liability whatsoever for the holding or delivery of documents or the taking of any other action in accordance with the terms and provisions of this Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of this Agreement), or for any act or omission of any other person engaged by the Collateral Agent in connection with this Agreement, unless occasioned by the exculpated person’s own gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.; and each party hereto hereby waives any and all claims and actions whatsoever against the Collateral Agent and its officers, employees, attorneys and agents, arising out of or related directly or indirectly to any or all of the foregoing acts, omissions and circumstances. The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral

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Agent shall not have by reason of the Agreement or any other Borrower Document a fiduciary relationship in respect of any Borrower or any Lender; and nothing in the Agreement or any other Borrower Document, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of the Agreement or any other Borrower Document except as expressly set forth herein and therein.

10. Indemnification. The Lenders hereby agree to indemnify, reimburse and hold harmless the Collateral Agent and its directors, officers, employees, attorneys and agents, jointly and severally, from and against any and all claims, liabilities, losses and expenses that may be imposed upon, incurred by, or asserted against any of them, arising out of or related directly or indirectly to this Agreement or the Collateral, except such as are occasioned by the indemnified person’s own gross negligence or willful misconduct.

11. Miscellaneous.

(a) Rights and Remedies Not Waived. No act, omission or delay by the Collateral Agent shall constitute a waiver of the Collateral Agent’s rights and remedies hereunder or otherwise. No single or partial waiver by the Collateral Agent of any default hereunder or right or remedy that it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws that would result in the application of the substantive laws of another jurisdiction.

(c) Waiver of Jury Trial and Setoff; Consent to Jurisdiction; Etc.

(i) In any litigation in any court with respect to, in connection with, or arising out of this Agreement or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement hereof or thereof, or any other claim or dispute howsoever arising, between the Collateral Agent and the Lenders or any Lender, then each Lender, to the fullest extent it may legally do so, (A) waives the right to interpose any setoff, recoupment, counterclaim or cross-claim in connection with any such litigation, irrespective of the nature of such setoff, recoupment, counterclaim or cross-claim, unless such setoff, recoupment, counterclaim or cross-claim could not, by reason of any applicable federal or state procedural laws, be interposed, pleaded or alleged in any other action; and (B) WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION AND ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH LENDER AGREES THAT THIS SECTION 11(c) IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THE COLLATERAL AGENT WOULD NOT ENTER THIS AGREEMENT IF THIS SECTION 11(c) WERE NOT PART OF THIS AGREEMENT.

(ii) Each Lender irrevocably consents to the exclusive jurisdiction of any State or Federal Court located within the County of New York, State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. In any such litigation, each Lender waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agree that the service thereof may be made by certified or registered mail directed to such Lender at its address for notice determined in accordance with Section 11(e) hereof. Each Lender hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

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(d) Admissibility of this Agreement. Each of the Lenders agrees that any copy of this Agreement signed by it and transmitted by telecopier for delivery to the Collateral Agent shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

(e) Address for Notices. Any notice or other communication under the provisions of this Agreement shall be given in writing and delivered in person, by reputable overnight courier or delivery service, by facsimile machine (receipt confirmed) with a copy sent by first class mail on the date of transmissions, or by registered or certified mail, return receipt requested, directed to such party’s addresses set forth below (or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein):

In the case of the Collateral Agent, to:

Collateral Agents, LLC,

333 Seventh Avenue, 3rd Floor

New York, NY 10001

Attn: General Counsel

Fax: (212) 245-9101

email:rschechter@collateralagents.com

In the case of the Lenders, to:

To the address and telecopier number set forth on

Schedule A hereto

In the case of Borrower, to:

6373 San Ignacio Avenue

San Jose, California 95119

Attn: Chief Financial Officer

Fax:

With a copy by telecopier only to:

Philip J. Niehoff

Mayer Brown LLP

71 S. Wacker Drive

Chicago, IL 60606-4637

Fax: 312-706-8180

(f) Amendments and Modification; Additional Lender. No provision hereof shall be modified, altered, waived or limited except by written instrument expressly referring to this Agreement and to such provision, and executed by the parties hereto. Any transferee of a Note who acquires a Note after the date hereof will become a party hereto by signing the signature page and sending an executed copy of this Agreement to the Collateral Agent and receiving a signed acknowledgement from the Collateral Agent.

(g) Fees of Collateral Agent. Upon the execution of this Agreement, Borrower will pay the Collateral Agent a fee of $10,000 for agreeing to act as Collateral Agent hereunder and for reading and becoming familiar with the Borrower Documents. Upon the occurrence of an Event of Default, if the Lenders

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instruct the Collateral Agent to act, the Lenders shall collectively shall pay the Collateral Agent the sum of $10,000 on account, to apply against an hourly fee of $500 to be paid to the Collateral Agent by the Lenders for services rendered pursuant to this Agreement. All payments due to the Collateral Agent under this Agreement including reimbursements must be paid when billed. The Collateral Agent may refuse to act on behalf of or make a distribution to any Lender who is not current in payments to the Collateral Agent. Payments required pursuant to this Agreement shall be pari passu to the Lender’s interests in the Notes. The Collateral Agent is hereby authorized to deduct any sums due the Collateral Agent from Collateral in the Collateral Agent’s possession.

(h) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(i) Successors and Assigns. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs and legal representatives of such party. No party hereto may transfer any rights under this Agreement, unless the transferee agrees to be bound by, and comply with all of the terms and provisions of this Agreement, as if an original signatory hereto on the date hereof.

(j) Captions: Certain Definitions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement. As used in this Agreement the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(k) Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

(l) Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all other agreements and understandings, oral or written, with respect to the matters contained herein.

(m) Schedules. The Collateral Agent is authorized to annex hereto any schedules referred to herein.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agent Agreement to be signed, by their respective duly authorized officers or directly, as of the date first written above.

“LENDERS”

By:	By:
Its:	Its:

By:	By:
Its:	Its:

By:
Its:

Collateral Agent

Acknowledged and Agreed:

“BORROWER”

OCZ Technology Group, Inc.

By:
Name: Title:

This Collateral Agent Agreement may be signed by facsimile signature and delivered by confirmed facsimile transmission.

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SCHEDULE A TO COLLATERAL AGENT AGREEMENT

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